Exhibit 99.1

Koppers Holdings Inc.
436 Seventh Avenue
Pittsburgh, PA 15219-1800
News Release	Tel 412-227-2001
www.koppers.com

FOR IMMEDIATE RELEASE

For Information:	Leroy M. Ball, Vice President and Chief Financial Officer
412-227-2118
BallLM@koppers.com

Koppers Holdings Inc. Reports Third Quarter 2010 Results

Sales increase 16% as CM&C business continues to show growth

Third quarter EPS of $0.75 negatively impacted by $0.06 due to change in estimated taxes

PITTSBURGH, November 4, 2010 – Koppers Holdings Inc. (NYSE: KOP) today announced results for its fiscal 2010 third quarter.

Consolidated sales for the third quarter of 2010 were 16% higher than sales in the prior year quarter. Sales for Carbon Materials and Chemicals (CM&C) increased by 26%, or $45.3 million over the prior year quarter, while sales for Railroad and Utility Products (R&UP) increased by 1% or $1.2 million over the prior year quarter. The increase in sales in CM&C was due to higher volumes for carbon pitch and phthalic anhydride combined with the impact of the acquisition in the Netherlands. R&UP sales increased slightly as higher volumes of untreated crossties offset lower volumes of treating services.

Net income attributable to Koppers for the quarter ended September 30, 2010, was $15.6 million or $0.75 per diluted share as compared to $16.4 million or $0.80 per diluted share in the third quarter of 2009, as a tax benefit of $0.18 per share in the third quarter of 2009 more than offset lower interest expense in 2010. The tax benefit in 2009 related to the company’s decision to pursue an acquisition in Europe rather than repatriate cash to the United States at high tax rates. Additionally, the third quarter of 2010 was negatively impacted by $0.06 per share due to an increase in estimated taxes due primarily to a change in the estimated mix of U.S. and foreign earnings for the year. Adjusted net income and adjusted diluted earnings per share were $15.6 million and $0.75 per share for the three months ended September 30, 2010, compared to $16.6 million and $0.81 per share in the third quarter of 2009, after adding back $0.2 million of net income for 2009 as a result of a plant outage. A reconciliation of net income to adjusted net income is attached to this press release.

Adjusted EBITDA for the quarter ended September 30, 2010, was $40.5 million compared to $39.4 million in the third quarter of 2009, after adding back $0.4 million for a plant outage in the third quarter of 2009. Higher earnings for the CM&C business in the third quarter of 2010 due primarily to higher prices and volumes for phthalic anhydride and higher prices for naphthalene and carbon black feedstock, were partially offset by higher S,G&A costs related to the acquisition in the Netherlands and increased expense for stock compensation, as well as lower results for the R&UP segment, as this business was negatively impacted by lower volumes for treating services. A reconciliation of adjusted EBITDA to EBITDA and EBITDA to net income is attached to this press release.

Consolidated sales for the nine months ended September 30, 2010 were 10% higher than sales in the prior year. Sales for CM&C increased by 25%, or $120.6 million over the prior year, while sales for R&UP decreased 10%, or $37.0 million. The increase in sales in CM&C was due to the acquisition in the Netherlands, higher volumes for carbon pitch and phthalic anhydride, and higher prices for carbon black feedstock, naphthalene and phthalic anhydride. R&UP sales were lower than the prior year due to lower volumes and prices for untreated crossties.

Net income attributable to Koppers for the nine months ended September 30, 2010, was $39.0 million or $1.89 per diluted share as compared to net income attributable to Koppers of $32.2 million or $1.57 per diluted share in 2009, with the increase due primarily to lower interest expense in 2010. Adjusted net income and adjusted diluted earnings per share were $40.1 million and $1.94 per share for the nine months ended September 30, 2010, compared to $33.0 million and $1.61 per share for the same period in 2009 after excluding after-tax charges of $0.9 million for 2010 related to expensed acquisition costs and $0.5 million for 2009 related to plant outages. Additionally, losses from discontinued operations of $0.2 million and $0.3 million were excluded for the nine months ended September 30, 2010 and 2009, respectively. A reconciliation of net income to adjusted net income is attached to this press release.

Adjusted EBITDA for the nine months ended September 30, 2010, was $105.3 million compared to $103.6 million for the nine months ended September 30, 2009, after excluding $0.8 million of charges in 2009 for plant outages. Year-to-date 2010 results were higher as increased profit for CM&C due to higher volumes for phthalic anhydride and higher prices for carbon black feedstock, naphthalene, and phthalic anhydride were partially offset by higher S,G&A costs due to the acquisition in the Netherlands and increased expense for stock compensation, as well as lower profitability in R&UP due to a decrease in volumes of untreated crossties from the Class I railroads. A reconciliation of adjusted EBITDA to EBITDA and EBITDA to net income is attached to this press release.

Commenting on the quarter, President and CEO Walter W. Turner said, “I am pleased that our global Carbon Materials and Chemicals business has improved over the first nine months of 2009 despite the slow, uneven rebound in the global economy. Stronger results in North America and Australia more than offset reduced profitability for China due to high raw material costs combined with lower pitch pricing in our Middle East export market. While our decision to retain market share in the growing Middle East market has hurt what otherwise would have been outstanding results for the CM&C business, we believe this is the right approach for supporting our long-term growth strategy. Our railroad business, while down from 2009 levels, is showing improvement in volumes of untreated crosstie procurement orders from the Class I customer base, which we think bodes well for our more profitable treating services business in 2011. We are also benefiting from actions taken to increase our market shares for carbon pitch, crossties and new petroleum pitch products.

“Looking ahead, I believe we are in a good position to capture additional volumes and improve our profitability when our end markets return to normal levels. In addition, I think our strong balance sheet and ample liquidity give us the ability to remain focused on our strategy of increasing market share in emerging growth markets while looking for consolidation opportunities in the more mature geographic markets in which we operate.”

Investor Conference Call and Web Simulcast

Koppers management will conduct a conference call this morning, November 4, 2010, beginning at 11:00 a.m. EDT to discuss the company’s performance. Interested parties may access the live audio broadcast by dialing (877) 941 8609 in the US/Canada or +1 (480) 629 9818 for International, Conference ID number 4370890. Investors are requested to access the call at least five minutes before the scheduled start time in order to complete a brief registration. An audio replay will be available approximately two hours after the call’s completion at (800) 406 7325 or +1 (303) 590 3030, Conference ID number 4370890. The recording will be available for replay through November 18, 2010.

The live broadcast of Koppers conference call will be available online: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=194019&eventID=3403129. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser’s URL address field.)

If you are unable to participate during the live webcast, the call will be archived on www.koppers.com, www.streetevents.com and www.earnings.com shortly after the live call and continuing through November 18, 2010.

About Koppers

Koppers, with corporate headquarters and a research center in Pittsburgh, Pennsylvania, is a global integrated producer of carbon compounds and treated wood products. Including its joint ventures, Koppers operates facilities in the United States, United Kingdom, Denmark, the Netherlands, Australia and China. The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol “KOP”. For more information, visit us on the Web: www.koppers.com. Questions concerning investor relations should be directed to Leroy M. Ball at 412 227 2118 or Michael W. Snyder at 412 227 2131.

Safe Harbor Statement

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about sales levels, restructuring, profitability and anticipated expenses and cash outflows. All forward-looking statements involve risks and uncertainties. All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “believe,” “anticipate,” “expect,” “estimate,” “may,” “will,” “should,” “continue,” “plans,” “intends,” “likely,” or other similar words or phrases are generally intended to identify forward-looking statements. Any forward-looking statement contained herein, in other press releases, written statements or other documents filed with the Securities and Exchange Commission, or in Koppers communications with and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, regarding expectations with respect to sales, earnings, cash flows, operating efficiencies, product introduction or expansion, the benefits of acquisitions and divestitures or other matters as well as financings and repurchases of debt or equity securities, are subject to known and unknown risks, uncertainties and contingencies. Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Factors that might affect such forward-looking statements, include, among other things, general economic and business conditions, demand for Koppers goods and services, competitive conditions, interest rate and foreign currency rate fluctuations, availability of key raw materials and unfavorable resolution of claims against us, as well as those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly our latest annual report on Form 10-K and quarterly report on Form 10-Q. Any forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

Attachments

Koppers Holdings Inc.

Unaudited Consolidated Statement of Operations

(Dollars in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net sales	$336.3	$289.8	$937.7	$854.1
Cost of sales (excluding items below)	280.4	237.5	786.4	709.9
Depreciation and amortization	7.0	6.1	20.4	18.4
Selling, general and administrative expenses	15.4	13.0	47.8	40.9

Operating profit	33.5	33.2	83.1	84.9
Other income (loss)	—	(0.3)	1.8	(0.5)
Interest expense	6.6	10.0	20.4	30.2

Income before income taxes	26.9	22.9	64.5	54.2
Income taxes	11.1	5.8	25.0	19.7

Income from continuing operations	15.8	17.1	39.5	34.5
Loss on sale of discontinued operations, net of tax	—	—	(0.2)	(0.3)

Net income	15.8	17.1	39.3	34.2
Net income attributable to noncontrolling interests	0.2	0.7	0.3	2.0

Net income attributable to Koppers	$15.6	$16.4	$39.0	$32.2

Earnings (loss) per common share:
Basic-
Continuing operations	$0.76	$0.80	$1.91	$1.59
Discontinued operations	—	—	(0.01)	(0.01)

Earnings per basic common share	$0.76	$0.80	$1.90	$1.58

Diluted-
Continuing operations	$0.75	$0.80	$1.90	$1.58
Discontinued operations	—	—	(0.01)	(0.01)

Earnings per diluted common share	$0.75	$0.80	$1.89	$1.57

Weighted average shares outstanding (in thousands):
Basic	20,566	20,454	20,533	20,443
Diluted	20,648	20,584	20,666	20,532
Dividends declared per common share	$0.22	$0.22	$0.66	$0.66

Koppers Holdings Inc.

Unaudited Condensed Consolidated Balance Sheet

(Dollars in millions, except per share amounts)

	September 30, 2010	December 31, 2009
Assets
Cash and cash equivalents	$33.1	$58.4
Short-term investments	—	4.4
Accounts receivable, net of allowance of $0.1 and $0.5	144.1	102.5
Income tax receivable	22.0	37.1
Inventories, net	151.3	152.7
Deferred tax assets	8.5	8.5
Other current assets	21.4	17.4

Total current assets	380.4	381.0
Equity in non-consolidated investments	4.6	4.7
Property, plant and equipment, net	155.0	149.3
Goodwill	69.8	61.6
Deferred tax assets	21.3	25.9
Other assets	25.9	21.9

Total assets	$657.0	$644.4

Liabilities
Accounts payable	$85.7	$67.3
Accrued liabilities	57.6	54.8
Dividends payable	5.1	9.5
Short-term debt and current portion of long-term debt	0.2	0.2

Total current liabilities	148.6	131.8
Long-term debt	295.9	335.1
Other long-term liabilities	115.8	122.7

Total liabilities	560.3	589.6
Commitments and contingencies
Equity
Senior Convertible Preferred Stock, $0.01 par value per share; 10,000,000 shares authorized; no shares issued	—	—
Common Stock, $0.01 par value per share; 40,000,000 shares authorized; 21,264,698 and 21,124,212 shares issued	0.2	0.2
Additional paid-in capital	135.8	127.2
Retained deficit	(12.1)	(37.3)
Accumulated other comprehensive loss	(13.7)	(22.7)
Treasury stock, at cost; 669,082 and 669,340 shares	(24.5)	(23.6)

Total Koppers stockholders’ equity	85.7	43.8

Noncontrolling interests	11.0	11.0

Total equity	$96.7	$54.8

Total liabilities and equity	$657.0	$644.4

Koppers Holdings Inc.

Unaudited Condensed Consolidated Statement of Cash Flows

(Dollars in millions)

	Nine Months Ended September 30, 2010	Nine Months Ended September 30, 2009
Cash provided by (used in) operating activities:
Net income	$39.3	$34.2
Adjustments to reconcile net cash provided by operating activities:
Depreciation and amortization	20.4	19.9
(Gain) loss on sale of fixed assets	(1.0)	0.7
Deferred income taxes	3.9	(4.9)
Equity income, net of dividends received	0.1	1.4
Change in other liabilities	(5.6)	9.2
Non-cash interest expense	1.3	14.0
Stock-based compensation	2.5	1.7
Other	0.4	0.4
(Increase) decrease in working capital:
Accounts receivable	(35.2)	(1.5)
Inventories	12.6	19.5
Accounts payable	6.9	(5.2)
Accrued liabilities and other working capital	18.7	3.2

Net cash provided by operating activities	$64.3	$92.6

Cash provided by (used in) investing activities:
Capital expenditures	$(13.7)	$(11.2)
Acquisitions	(19.9)	$—
Net cash proceeds from divestitures and asset sales	1.9	(1.1)

Net cash used in investing activities	$(31.7)	$(12.3)

Cash provided by (used in) financing activities:
Borrowings of revolving credit	$138.9	$—
Repayments of revolving credit	(178.9)	—
Repayments of long-term debt	(0.1)	(0.1)
Repurchases of Common Stock	(0.9)	—
Payment of deferred financing costs	(0.4)	—
Dividends paid	(18.5)	(13.5)

Net cash used in financing activities	$(59.9)	$(13.6)

Effect of exchange rates on cash	2.0	1.1

Net increase (decrease) in cash and cash equivalents	$(25.3)	$67.8

Cash and cash equivalents at beginning of year	58.4	63.1

Cash and cash equivalents at end of period	$33.1	$130.9

Unaudited Segment Information

The following tables set forth certain sales and operating data, net of all intersegment transactions, for the company’s businesses for the periods indicated.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(Dollars in millions)
Net sales:
Carbon Materials & Chemicals	$218.4	$173.1	$600.1	$479.5
Railroad & Utility Products	117.9	116.7	337.6	374.6

Total	$336.3	$289.8	$937.7	$854.1
Operating profit:
Carbon Materials & Chemicals	$26.1	$23.8	$58.2	$50.2
Railroad & Utility Products	7.7	10.0	26.3	36.4
Corporate	(0.3)	(0.6)	(1.4)	(1.7)

Total	$33.5	$33.2	$83.1	$84.9

Operating margin:
Carbon Materials & Chemicals	12.0%	13.7%	9.7%	10.5%
Railroad & Utility Products	6.5%	8.6%	7.8%	9.7%

Total	10.0%	11.5%	8.9%	9.9%
Adjusted operating profit (1):
Carbon Materials & Chemicals	$26.1	$23.8	$59.8	$50.2
Railroad & Utility Products	7.7	10.0	26.3	36.8
All Other	(0.3)	(0.6)	(1.4)	(1.7)

Total	$33.5	$33.2	$84.7	$85.3
Adjusted operating margin:
Carbon Materials & Chemicals	12.0%	13.7%	10.0%	10.5%
Railroad & Utility Products	6.5%	8.6%	7.8%	9.8%

Total	10.0%	11.5%	9.0%	10.0%

(1)	S,G&A for Carbon Materials & Chemicals for the nine months ended September 30, 2010 includes $1.6 million of expensed acquisition costs. Cost of sales for Railroad & Utility Products for the nine months ended September 30, 2009 includes $0.4 million for an outage at our co-generation facility in Muncy, Pennsylvania. These amounts have been excluded for purposes of calculating adjusted operating profit.

Koppers believes that adjusted net income, adjusted operating profit and adjusted EBITDA provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends and facilitates comparisons between periods and with other corporations in similar industries. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that Koppers management internally assesses the company’s performance.

Although Koppers believes that these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures.

UNAUDITED RECONCILIATION OF NET INCOME AND ADJUSTED NET INCOME

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net income attributable to Koppers	$15.6	$16.4	$39.0	$32.2

Charges impacting pre-tax income (1)
Gain on sale of Thornton	—	—	(1.6)	—
Acquisition costs expensed (not deductible)	—	—	1.6	—
Co-generation plant outage	—	—	—	0.4
TKK plant outage	—	0.4	—	0.4

Total charges above impacting pre-tax income	—	0.4	—	0.8
Charges impacting net income, net of tax benefit	—	0.2	0.9	0.5

Adjusted net income including discontinued operations	$15.6	$16.6	$39.9	$32.7

Discontinued operations	—	—	0.2	0.3

Adjusted net income	$15.6	$16.6	$40.1	$33.0

(1)	S,G&A for the nine months ended September 30, 2010 includes $1.6 million for expensed acquisition costs, and Other income for the nine months ended September 30, 2010 includes $1.6 million for the gain on sale of our wood treating facility in Thornton, NSW, Australia. Equity income for the three and nine months ended September 30, 2009 includes $0.4 million for an equipment failure at our 30%-owned joint venture in China, Tangshan Koppers Kailuan Carbon Chemical Company Limited (“TKK”). Cost of sales for the nine months ended September 30, 2009 includes $0.4 million for an outage at our co-generation facility in Muncy, Pennsylvania.

UNAUDITED RECONCILIATION OF DILUTED EARNINGS PER SHARE AND ADJUSTED

DILUTED EARNINGS PER SHARE

(In millions except share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net income attributable to Koppers	$15.6	$16.4	$39.0	$32.2

Adjusted net income including discontinued operations (from above)	$15.6	$16.6	$39.9	$32.7

Adjusted net income (from above)	$15.6	$16.6	$40.1	$33.0

Denominator for diluted earnings per share (000s)	20,648	20,584	20,666	20,532

Earnings per share:
Diluted earnings per share	$0.75	$0.80	$1.89	$1.57
Adjusted diluted earnings per share including discontinued operations	$0.75	$0.81	$1.93	$1.59
Adjusted diluted earnings per share	$0.75	$0.81	$1.94	$1.61

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(In millions except share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net income	$15.8	$17.1	$39.3	$34.2
Interest expense including refinancing costs	6.6	10.0	20.4	30.2
Depreciation and amortization	7.0	6.1	20.4	18.4
Income tax provision	11.1	5.8	25.0	19.7
Discontinued operations	—	—	0.2	0.3

EBITDA with noncontrolling interests	40.5	39.0	105.3	102.8

Unusual items impacting net income (1)
Gain on sale of Thornton	—	—	(1.6)	—
Acquisition costs expensed	—	—	1.6	—
Co-generation plant outage	—	—	—	0.4
TKK plant outage	—	0.4	—	0.4

Adjusted EBITDA with noncontrolling interests	$40.5	$39.4	$105.3	$103.6

(1)	S,G&A for the nine months ended September 30, 2010 includes $1.6 million for expensed acquisition costs, and Other income for the nine months ended September 30, 2010 includes $1.6 million for the gain on sale of our wood treating facility in Thornton, NSW, Australia. Equity income for the three and nine months ended September 30, 2009 includes $0.4 million for an equipment failure at our 30%-owned joint venture in China, Tangshan Koppers Kailuan Carbon Chemical Company Limited (“TKK”). Cost of sales for the nine months ended September 30, 2009 includes $0.4 million for an outage at our co-generation facility in Muncy, Pennsylvania.